Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 199 to Registration Statement No. 002-41839 on Form N-1A of our report dated June 13, 2012, relating to the financial statements and financial highlights of Spartan Mid Cap Index Fund and Spartan Small Cap Index Fund, each a fund of Fidelity Salem Street Trust, appearing in the Annual Report on Form N-CSR of Fidelity Salem Street Trust for the period from September 8, 2011 (commencement of operations) to April 30, 2012, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

June 25, 2012